Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2012 THIRD QUARTER FINANCIAL RESULTS AND PROVIDES CLINICAL PROGRESS UPDATE

HAYWARD, Calif., October 24, 2012 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter ended September 30, 2012.

Financial Results and Corporate Update:

Total operating expenses for the third quarter ended September 30, 2012 were $12.0 million, as compared to $17.6 million for the second quarter ended June 30, 2012. The decrease in operating expenses for the period is related primarily to the reduced clinical activity following the completion and wind-down of activities on the PEARL-SC study.

Anthera ended the third quarter of 2012 with approximately $42.5 million in cash and cash equivalents and short-term investments. On July 24, 2012, the Company completed a public offering of shares of its common stock resulting in net proceeds of approximately $35.6 million from the sale of 37,950,000 shares, which includes 4,950,000 shares issued upon the exercise in full of the underwriters’ over-allotment option.

Anthera will host a conference call at 1:00 p.m. Eastern Time tomorrow, October 25, 2012. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190.  The Conference ID is 44939072. To access the 24-hour audio replay, U.S. and Canadian participants may dial (855) 859-2056; international participants may dial (404) 537-3406.  The conference ID for the replay is 44939072.  The audio replay will be available until November 1, 2012.

Recent Business Highlights and Upcoming Events:

Clinical

•                  Subsequent clinical results from the Phase 2b PEARL-SC study, which examined the therapeutic effect of blisibimod, indicate that in the predefined population of patients with clinically active disease (SELENA-SLEDAI*≥10) who were also taking corticosteroids, the SRI-8** treatment effects in the 200 mg weekly blisibimod cohort were statistically significant at week 8 (22.6% blisibimod response versus 6.4% placebo response, p=0.023), and at week 16 (35.4% blisibimod response versus 17.0% placebo response, p=0.04) through the 24 week endpoint (41.7% blisibimod response versus 10.4% placebo response, p < 0.001).

•                  New data from the PEARL-SC clinical study indicate strong trends towards increased time to first lupus flare (1.8-fold) and time to first severe lupus flare (1.6-fold) compared to placebo as defined by the SLE Flare Index. This index is used to document an increase in disease activity in one or more organ systems that results in new or the worsening of clinical signs and symptoms (and/or laboratory measurements). Additionally, there is usually a change in treatment, which includes increasing the dose of ongoing medications or the addition of new therapies.

•                  New analyses from the PEARL-SC clinical study also demonstrated an improvement in proteinuria over 24 weeks with 200 mg weekly blisibimod. These decreases in proteinuria resulted in the near normalization of the protein:creatinine ratio compared to baseline in patients who received blisibimod versus no improvement in the placebo group.

•                  Anti-dsDNA antibody levels significantly decreased in the pooled blisibimod group compared to the pooled placebo group during the study (-23.2 IU v. -8.8 IU, Po <0.001) at week 24. Statistically significant reductions were seen as early as week 12.

•                  Additional details regarding the PEARL-SC clinical data can be found on our updated corporate presentation at: http://investor.anthera.com/events.cfm.

Regulatory

•                  The Company has completed discussions with the U.S. Food and Drug Administration (FDA) which will allow for the submission of Phase 3 protocols and the initiation of registration studies. FDA has confirmed the primary endpoint of SRI-8 evaluated at week 52 is acceptable for use in our Phase 3 clinical studies.

•                  The Phase 3 studies (CHABLIS-SC1 and CHABLIS-SC2) will be multicenter, randomized, double-blind placebo-controlled studies designed to evaluate the efficacy, safety, tolerability and immunogenicity of blisibimod in patients with clinically active SLE (SELENA-SLEDAI≥10) who are non-responsive to corticosteroid therapy. The primary endpoint of the CHABLIS studies will be an SRI-8. The CHABLIS-SC1 clinical trial is expected to commence in Q1’13.

•                  CHABLIS-SC1 will enroll patients from Asia Pacific, Latin America and Commonwealth of Independent States (CIS) regions.

•                  Additional details regarding our Phase 3 clinical program can be found on our updated corporate presentation at: http://investor.anthera.com/events.cfm.

Manufacturing

•                  The FDA confirmed the comparability of drug substance manufactured by our contract manufacturer to the previously manufactured drug substance used in our Phase 1 and 2 clinical and GLP toxicity studies.  This step corroborates the advice from the European Medicines Agency and will allow us to continue into Phase 3 development globally.

•                  GMP manufacturing of pre-filled syringes for Phase 3 has been initiated.

*SELENA-SLEDAI -- Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

**SRI is defined as patients who respond to treatment and achieve a reduction in SELENA-SLEDAI equal to or greater than the number indicated, no new BILAG A or two B organ domain scores, and no increase in Physician’s Global Assessment (PGA) of greater than 0.3 on a three point scale.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

STATEMENT OF OPERATIONS

(unaudited)

(in thousands except share and per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2012	2011	2012	2011
OPERATING EXPENSE:
Research and development	$9,527	$21,546	$42,130	$58,449
General and administrative	1,594	1,824	5,715	6,260
Total operating expense	11,121	23,370	47,845	64,709
LOSS FROM OPERATIONS:	(11,121)	(23,370)	(47,845)	(64,709)
OTHER (EXPENSE)/INCOME:
Other (expense) income	(46)	(153)	(84)	421
Interest expense	(806)	(920)	(2,557)	(1,891)
Total other income (expense)	(852)	(1,073)	(2,641)	(1,470)
NET LOSS	$(11,973)	$(24,443)	$(50,486)	$(66,179)
Net loss per share—basic and diluted	$(0.17)	$(0.60)	$(1.00)	$(1.83)
Weighted-average number of shares used in per share calculation— basic and diluted	69,630,496	40,833,495	50,645,808	36,238,662

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

BALANCE SHEET DATA

(unaudited)

(in thousands except share amounts)

	September 30, 2012	December 31, 2011

Cash and cash equivalents	$40,985	$65,624
Short term investments	$1,470	$1,746
Total assets	$44,387	$69,493
Total current liabilities, excluding current portion of notes payable	$16,353	$26,078
Total notes payable	$22,624	$24,331
Deficit accumulated during development stage	$(251,465)	$(200,979)
Total shareholders’ equity	$5,410	$19,084

Common shares outstanding	79,111,870	40,933,354